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                                                                   EXHIBIT 23.2

                      Consent of Independent Public Accountants


We consent to the use of our report dated October 11, 1996, on the financial statements of American Savings Bank of Danville (the "Bank") and to reference made to us under the captions "American Savings Bank of Danville and Subsidiary Consolidated Statement of Income," "Tax Aspects," "Experts," and "Legal and Tax
Opinions: in the Application for Conversion filed by the Bank with the Office of Banks and Real Estate of the State of Illinois and in the Registration Statement filed by Vermilion Bancorp, Inc. with the United States Securities and Exchange Commission.




/s/ Geo. S. Olive & Co. LLC
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Champaign, Illinois
January 17, 1997